Exhibit 10.1
MAVERICK TUBE CORPORATION
TRANSACTION BONUS PLAN
Article 1. Purpose
          The Maverick Tube Corporation Transaction Bonus Plan (the “Plan”) is intended to reward selected employees and officers of Maverick Tube Corporation and its affiliated companies (collectively, the “Company”) who continue to provide services to the Company until the consummation of the merger of OS Acquisition Corporation (“OS Acquisition”), a wholly-owned subsidiary of Tenaris S.A., with and into the Company pursuant to the terms and conditions of the Merger Agreement, as defined below (the “Merger”), and to reward such employees and officers for their contributions toward a successful completion of the Merger.
Article 2. Definitions.
(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Bonus Payments” shall have the meaning set forth in Article 5 of the Plan.

(c)	“Cause” shall have the meaning set forth in the employment or severance agreement, if any, between the Company and the Participant; provided that if no agreement containing such definition is in effect, then “Cause” shall mean (i) the willful and continued failure of such Participant substantially to perform his or her duties with the Company (other than any failure due to physical or mental incapacity) after a demand for substantial performance is delivered to him or her by the Company which specifically identifies the manner in which the Company believes he or she has not substantially performed his or her duties; (ii) willful misconduct materially and demonstrably injurious to the Company; (iii) conviction of Participant of a felony; or (iv) a determination by the Board, after Participant has been given written notice of the meeting of such Board at which this question will be taken up and has had an opportunity to appear before the Board at such meeting and defend himself or herself, that Participant has committed fraud, embezzlement, theft, or misappropriation against or from the Company. No act or failure to act by a Participant shall be considered “willful” unless done or omitted to be done by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interests of the Company. The Company must notify a Participant of an event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under the Plan.

(d)	“Closing Date” has the meaning ascribed to such term in the Merger Agreement.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Compensation Committee of the Board.

(g)	“Company” has the meaning set forth in Article 1 of the Plan.

(h)	“Disability” means physical or mental incapacity qualifying the Participant for long-term disability under the Company’s long-term disability plan.

(i)	“Merger” has the meaning set forth in Article 1 of the Plan.

(j)	“Merger Agreement” means the merger agreement among Maverick Tube Corporation, Tenaris S.A. and OS Acquisition dated as of June 12, 2006.

(k)	“Merger Agreement Date” means the date on which the Merger Agreement is executed by the parties thereto.

(l)	“OS Acquisition” has the meaning set forth in Article 1 of the Plan.

(m)	“Participant” means (i) each employee of the Company who is designated by the Chief Executive Officer of the Company as an eligible participant and who is informed, in writing, of his or her eligibility to participate in the Plan and (ii) each officer of the Company who is listed on Schedule A hereto.

(n)	“Plan” means this Transaction Bonus Plan.

(o)	“Subject Taxes” has the meaning set forth in Article 8.2 of the Plan.

(p)	“Transaction Incentive Bonus” means the bonus for which a Participant is eligible pursuant to Article 5 of the Plan.
Article 3. Effective Date of Plan.
          This Plan is effective as of August 9, 2006, provided, however, that if the Merger Agreement is terminated prior to the Closing Date, then the Company’s obligations hereunder shall automatically terminate at the same time.
Article 4. Eligibility.
          Participants in the Plan shall include only those employees of the Company designated by the Chief Executive Officer of the Company as eligible participants who are informed, in writing, of their eligibility to participate in the Plan and officers of the Company who are listed on Schedule A hereto.
Article 5. Transaction Incentive Bonuses.
          Each Participant listed on Schedule A hereto and each other Participant who is designated, in writing, by the Chief Executive Officer of the Company as being eligible for a Transaction Incentive Bonus shall be entitled to a Transaction Incentive Bonus if he or she remains continuously employed by the Company from the date he or she becomes a Participant through the Closing Date, or his or her employment is terminated prior to the Closing Date by the Company without Cause as follows:
          (a) Employees. Each Participant (other than a Participant listed on Schedule A hereto) who is selected by the Chief Executive Officer of the Company as being eligible for a

Transaction Incentive Bonus shall be entitled to a Transaction Incentive Bonus in an amount determined by the Chief Executive Officer of the Company following consultation with the Committee and communicated to the Participant in writing; provided, that the aggregate amount of Transaction Incentive Bonuses payable to Participants, including amounts payable to the Participants listed on Schedule A hereto, pursuant to the Plan plus amounts payable to participants under the Maverick Tube Corporation Retention Bonus Plan and the Tubos del Caribe Retention Bonus Plan (all payments payable such plans referred to herein as “Bonus Payments”), shall not exceed $10,000,000; and provided further that the net after-tax cost to the Company of all Bonus Payments (including in each case any tax gross up payments or loss of tax deduction relating to such Bonus Payments) shall not exceed $13,500,000.
          (b) Officers. Each Participant listed on Schedule A hereto shall be entitled to a Transaction Incentive Bonus in an amount equal to the Transaction Incentive Bonus Amount set forth on Schedule A hereto.
Transaction Incentive Bonuses shall be paid in cash on the first regular payroll date following the Closing Date. A Participant whose employment with the Company terminates prior to the Closing Date for any reason other than a termination by the Company without Cause shall not be entitled to a Transaction Incentive Bonus; provided, however, that in the event of the Participant’s death or Disability prior to the Closing Date, the Committee, in its sole discretion, may pay out some or all of the Participant’s Transaction Incentive Bonus to the Participant or his or her beneficiary, heirs, executor, administrator or successors in interest.
Article 6. Administration.
          The Plan shall be administered by the Committee (or any successor thereto) consistent with the purpose and terms of the Plan. The Committee (as constituted prior to the Closing Date) shall have full power and authority to interpret the Plan, to select the employees eligible to participate (subject to the terms of the Plan), to determine the amount of Transaction Incentive Bonuses (subject to the terms of the Plan), and to make any other determinations and to take such other actions as it deems necessary or advisable in carrying out its duties under the Plan, including the delegation of such authority or power, where appropriate. All decisions and determinations by the Committee shall be final, conclusive and binding on the Company, all employees and any other persons having or claiming an interest hereunder.
Article 7. Amendment and Termination.
          The Plan shall terminate when the total amount of all Transaction Incentive Bonuses has been paid to the respective Participants, or at such earlier time pursuant to Article 3 of the Plan. The Plan may not be amended in any manner that is adverse to a Participant without the written consent of such Participant, except as necessary to comply with or qualify for an exemption from Section 409A of the Code or other applicable law.
Article 8. Miscellaneous.
     8.1. Benefits provided under the Plan shall be in addition to any increased payments or accelerated vesting available under any other employee benefit plan, program or arrangement, including an individual employment or severance agreement.

     8.2. To the extent applicable, benefits provided under the Plan shall be increased by the sum of (i) an amount equal to all taxes imposed upon the Participant under Section 4999(a) of the Code resulting from any Transaction Incentive Bonus paid to the Participant which is deemed to be an “excess parachute payment” (as defined in Section 280G(b) of the Code (“Subject Taxes”)) and (ii) an amount which will as closely as reasonably practicable approximate any additional income or excises taxes payable by the Participant as a result of the payment of the Subject Taxes on behalf of the Participant pursuant to the Plan.
     8.3. No Transaction Incentive Bonus shall be taken into consideration for the calculation of any pension, severance or other benefit under any employee benefit plan, program or arrangement, except as shall be required by applicable law.
     8.4. The right of a Participant to receive a Transaction Incentive Bonus shall not be deemed a right to continued employment prior to or after the Closing Date and shall not entitle the Participant to additional payments under any other benefit program implemented by the Company.
     8.5. No person shall have the power or right to transfer (other than by will or the laws of descent and distribution), alienate or otherwise encumber such person’s interest under the Plan. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators and successors in interest. In the event of a Participant’s death after the Closing Date, the Committee shall pay out the Transaction Incentive Bonus to which the Participant is entitled pursuant to Article 5 of the Plan, if any, to the Participant’s beneficiary, heirs, executor, administrator or successors in interest.
     8.6. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes that the Company believes to be required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any Transaction Incentive Bonus.
     8.7. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor and on the Company and its successors, whether by way of merger, consolidation, purchase or otherwise. Following the Closing Date, the Plan shall be binding on the Surviving Corporation, as defined in the Merger Agreement, to the same extent as if the Surviving Corporation had expressly assumed the Plan.
     8.8. If any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Participant, on a current basis, for all reasonable legal fees and expenses, if any, incurred by the Participant in connection with such contest or dispute regardless of the result thereof.
     8.9. The Plan and all determinations made and actions taken under the Plan shall be governed by the laws of Missouri (excluding the choice of law provisions thereof).
     8.10. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable, in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other parts of the Plan, which parts shall remain in full force and effect.
     8.11. The timing under which a Participant has a right to receive any payment under the Plan will automatically be modified, and a Participant’s rights under the Plan shall be limited as necessary, to conform to any requirements under Section 409A of the Code, to the extent applicable to this Plan.